Exhibit 99
1201 S. Second Street
Milwaukee, WI 53204
USA

News Release

Contact	Ed Moreland Media Relations Rockwell Automation 571.296.0391	Aijana Zellner Investor Relations Rockwell Automation 440.289.8439
Rockwell Automation Reports Fourth Quarter and Full Year 2025 Results; Introduces Fiscal 2026 Guidance
•Fourth quarter reported sales up 14%; organic sales up 13% year over year
•Fourth quarter diluted EPS of $1.23 and Adjusted EPS of $3.34; down (41)% and up 32% year over year
•Full year reported and organic sales up 1% year over year
•Total ARR grew 8% year over year
•Full year fiscal 2025 diluted EPS of $7.67 and Adjusted EPS of $10.53; down (7)% and up 7% year over year
•Fourth quarter and full year diluted EPS reduced by $1.88 of accounting adjustments and one-time charges
•Updating definitions of Adjusted Income and Adjusted EPS to exclude legacy asbestos and environmental costs
•Full year fiscal 2025 cash provided by operating activities of $1,544 million and free cash flow of $1,358 million; up 79% and 113% year over year, respectively
•Fiscal 2026 guidance:
◦Reported sales growth of 3% to 7%; organic sales growth of 2% to 6%
◦Diluted EPS $10.40 - $11.40; Adjusted EPS $11.20 - $12.20
•Announcing dissolution of the Sensia joint venture, expected to close in the first half of fiscal 2026
MILWAUKEE (November 6, 2025) – Rockwell Automation, Inc. (NYSE: ROK) today reported fiscal 2025 fourth quarter and full year results and introduced fiscal 2026 guidance.
"We entered fiscal 2025 with a clear view of the challenges ahead, and we delivered. Rockwell finished the year with growth in sales and adjusted earnings, strong cash flow, and continued margin expansion. We also took proactive steps to streamline financial reporting and simplify our operating model. With our differentiated portfolio and relentless focus on execution, we are well positioned for continued profitable growth in FY26 and beyond,” said Blake Moret, Chairman and CEO.

Accounting Adjustments, One-time Charges, and Updated Definitions of Adjusted Income and Adjusted EPS
In the fourth quarter of 2025, the company took steps to streamline financial reporting and simplify its operating model, including the following:
•The fourth quarter and full year results include pre-tax charges for a change in accounting method for legacy asbestos defense costs of $91 million and indemnity accrual increase of $45 million ($136 million, $0.91 per share).
•Following a strategic review, the company and SLB, its joint venture partner, have agreed to pursue an orderly dissolution of Sensia. Rockwell will assume ownership of the process automation business that it originally contributed to Sensia. The transaction is anticipated to close in the first half of fiscal 2026, subject to customary closing conditions. Fourth quarter results include a non-cash impairment charge of $110 million ($0.97 per share), net of tax effects and non-controlling interest adjustment, related to the dissolution.
•Effective in the fourth quarter of fiscal 2025, Rockwell is updating its definition of Adjusted Income and Adjusted EPS to exclude legacy asbestos and environmental charges, which are unrelated to current operations. All periods have been recast for consistency (see page 29).
•Engineering and development costs, previously included in cost of sales, are now being reported as a separate line item in the statement of operations. All periods presented have been recast to conform to the current presentation (see page 28).
Fiscal Q4 2025 Financial Results
Fiscal 2025 fourth quarter sales were $2,316 million, up 14% compared to $2,035 million in the fourth quarter of fiscal 2024. Organic sales increased 13% and currency translation increased sales by 1%.
Income before income taxes was $63 million in the fourth quarter of fiscal 2025 compared to $275 million in the same period last year. Pre-tax margin was 2.7% in the fourth quarter of fiscal 2025 compared to 13.5% in the same period last year. The decrease was primarily driven by the non-cash impairment charge related to the Sensia joint venture and an accounting change and accrual increase for legacy asbestos liabilities, partially offset by higher sales volume and prior year restructuring charges. Total segment operating earnings were $520 million in the fourth quarter of fiscal 2025, up 27% compared to $409 million in the same period of fiscal 2024. Total segment operating margin was 22.5% in the fourth quarter compared to 20.1% a year ago. The increase in segment operating margin was driven by higher sales volume, price realization, and favorable mix, partially offset by higher compensation and a prior year earnout accrual adjustment.
Fiscal 2025 fourth quarter net income attributable to Rockwell Automation was $138 million or $1.23 per share, compared to $240 million or $2.09 per share in the fourth quarter of fiscal 2024. The decreases in net income attributable to Rockwell Automation and diluted EPS were primarily due to lower pre-tax margin. Fiscal 2025 fourth quarter Adjusted EPS was $3.34, up 32% compared to $2.53 in the fourth quarter of fiscal 2024, primarily due to higher sales volume and higher segment operating margin.
Cash flow generated by operating activities in the fourth quarter of fiscal 2025 was $454 million, compared to $432 million in the fourth quarter of fiscal 2024. Free cash flow was $405 million, including a voluntary pre-tax contribution of $70 million to the company's U.S. pension plan, compared to $367 million in the fourth quarter of fiscal 2024. Increases in cash flow provided by operating activities and free cash flow were primarily due to cost reduction and other margin expansion actions.

Fiscal 2025 Full Year Financial Results
Fiscal 2025 sales were $8,342 million, a reported and organic increase of 1% from $8,264 million in fiscal 2024.
Income before income taxes was $917 million in fiscal 2025, compared to $1,100 million in fiscal 2024. Pre-tax margin was 11.0% in fiscal 2025, compared to 13.3% in fiscal 2024. The decrease was primarily due to higher compensation, the non-cash impairment charge related to the Sensia joint venture, and an accounting change and accrual increase for legacy asbestos liabilities, partially offset by productivity, price realization, and prior year restructuring charges. Total segment operating earnings were $1,703 million in fiscal 2025, up 7% from $1,595 million in fiscal 2024. Total segment operating margin was 20.4% compared to 19.3% a year ago. The increase was due to productivity, higher sales driven by price realization, and favorable mix, partially offset by higher compensation and unfavorable net currency.
Fiscal 2025 net income attributable to Rockwell Automation was $869 million or $7.67 per share, compared to $953 million or $8.28 per share in fiscal 2024. The decreases in net income attributable to Rockwell Automation and diluted EPS were primarily due to lower pre-tax margin and a higher effective tax rate. Fiscal 2025 Adjusted EPS was $10.53, up 7% compared to $9.85 in fiscal 2024. The increase in Adjusted EPS was primarily due to higher segment operating margin.
Cash flow generated by operating activities in fiscal year 2025 was $1,544 million, compared to $864 million in fiscal 2024. Free cash flow was $1,358 million compared to $639 million last year. Increases in cash flow provided by operating activities and free cash flow were driven by cost reduction and other margin expansion actions, no payout of incentive compensation in the first quarter of fiscal 2025 related to fiscal 2024 performance, and lower tax payments, partially offset by a voluntary pre-tax contribution of $70 million to the company's U.S. pension plan.

Fiscal Year 2026 Outlook
The table below provides guidance for sales growth and earnings per share for fiscal 2026. Fiscal 2026 Guidance does not include the anticipated impact of the dissolution of the Sensia joint venture.

Sales Growth Guidance		EPS Guidance
Reported sales growth	3% - 7%	Diluted EPS	$10.40 - $11.40
Organic sales growth (1)	2% - 6%	Adjusted EPS (1)	$11.20 - $12.20
Inorganic sales growth	~ —%
Currency translation	~ 1%
(1) Organic sales growth and Adjusted EPS are non-GAAP measures. See Organic Sales, Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate, and Fiscal 2026 Guidance for more information on these non-GAAP measures.

“As we look to fiscal 2026, we are confident in Rockwell’s ability to gain share and expand margins, even amid continued macro and geopolitical uncertainty. We believe that greater stability in trade policy could serve as a powerful catalyst for unlocking additional investment. Our guidance reflects a seasonally low first quarter, followed by gradual sequential improvement throughout the year,” Moret continued.

Following is a discussion of quarter and full year results for our business segments.
Intelligent Devices
Intelligent Devices fiscal 2025 fourth quarter sales were $1,086 million, an increase of 15% compared to $946 million in the same period last year. Organic sales increased 14% and currency translation increased sales by 1%. Segment operating earnings were $215 million in the fourth quarter of fiscal 2025 compared to $196 million in the same period last year. Segment operating margin decreased to 19.8% in the fourth quarter of fiscal 2025 from 20.7% a year ago reflecting higher compensation costs and a prior year earnout accrual adjustment. The quarter also included favorable impacts from price realization and higher volume.

Intelligent Devices fiscal 2025 sales were $3,756 million, a reported and organic decrease of (1)% from $3,804 million last year. Segment operating earnings were $676 million in fiscal 2025 compared to $700 million in fiscal 2024. Segment operating margin decreased to 18.0% in fiscal 2025 from 18.4% a year ago due to higher compensation, lower sales volume, and a prior year earnout accrual adjustment, partially offset by productivity and price realization.
Software & Control
Software & Control fiscal 2025 fourth quarter sales were $657 million, an increase of 31% compared to $501 million in the same period last year. Organic sales increased 30% and currency translation increased sales by 1%. Segment operating earnings were $205 million in the fourth quarter of fiscal 2025 compared to $112 million in the same period last year. Segment operating margin increased to 31.2% in the fourth quarter of fiscal 2025 from 22.4% a year ago driven by higher sales volume and price realization, partially offset by higher compensation.
Software & Control fiscal 2025 sales were $2,383 million, a reported and organic increase of 9% from $2,187 million last year. Segment operating earnings were $708 million in fiscal 2025 compared to $530 million in fiscal 2024. Segment operating margin increased to 29.7% in fiscal 2025 from 24.2% a year ago driven by productivity, higher sales volume, and price realization, partially offset by higher compensation.

Lifecycle Services
Lifecycle Services fiscal 2025 fourth quarter sales were $573 million, a decrease of (3)% compared to $588 million in the same period last year. Organic sales decreased (4)% and currency translation increased sales by 1%. Segment operating earnings were $100 million in the fourth quarter of fiscal 2025 compared to $101 million in the same period last year. Segment operating margin increased to 17.5% in the fourth quarter of fiscal 2025 from 17.2% a year ago driven by strong project execution and productivity, partially offset by higher compensation.
Lifecycle Services fiscal 2025 sales were $2,203 million, a reported and organic decrease of (3)% from $2,273 million in fiscal 2024. Segment operating earnings were $319 million in fiscal 2025 compared to $365 million in fiscal 2024. Segment operating margin decreased to 14.5% in fiscal 2025 from 16.1% a year ago due to higher compensation, partially offset by strong project execution and productivity.

Supplemental Information
ARR - Total ARR grew 8% compared to the end of the fourth quarter of fiscal 2024.
Corporate and Other - Fiscal 2025 fourth quarter Corporate and other expense was $27 million compared to $29 million in the fourth quarter of 2024. Corporate and other expense was $125 million for the full fiscal year 2025 compared to $114 million in fiscal 2024.
Purchase accounting depreciation and amortization, and impairment - Fiscal 2025 fourth quarter purchase accounting depreciation and amortization, and impairment expense was $259 million, up $223 million from the fourth quarter of fiscal 2024. Full year fiscal 2025 purchase accounting depreciation and amortization, and impairment expense was $365 million, up $221 million from fiscal 2024. The increases were primarily due to a $224 million non-cash impairment charge related to the Sensia joint venture, or $110 million including the impact of non-controlling interest and tax effects.
Restructuring charges - Fiscal 2025 fourth quarter and full year include an accrual reversal of $5 million. Fiscal 2024 fourth quarter and full year restructuring charges were $27 million and $97 million, respectively.
Net legacy asbestos and environmental charges - Fiscal 2025 fourth quarter charges were $141 million, up $132 million from the fourth quarter of fiscal 2024. Fiscal 2025 full year charges were $154 million, up $133 million from fiscal 2024. Fiscal 2025 fourth quarter and full year results include pre-tax charges for a change in accounting method for legacy asbestos defense costs of $91 million and indemnity accrual increase of $45 million.
Tax - On a GAAP basis, the effective tax rate in the fourth quarter of fiscal 2025 was 52.4% compared to 13.1% in the fourth quarter of 2024. The Adjusted Effective Tax Rate for the fourth quarter of fiscal 2025 was 17.8% compared to 15.3% in the fourth quarter of 2024. The effective tax rate for the full fiscal year 2025 was 18.3% compared to 13.8% in fiscal 2024. The Adjusted Effective Tax Rate for the full fiscal year 2025 was 17.1% compared to 15.3% in fiscal 2024. The increases in the fourth quarter and full year effective tax rate are related to valuation allowances and tax effects related to the non-cash impairment charge for the Sensia joint venture and higher discrete tax benefits in 2024 as compared to 2025. The increases to the Adjusted Effective Tax Rate for the fourth quarter and full year are related to higher discrete tax benefits in 2024 as compared to 2025.
Share Repurchases - The Company repurchased approximately 200 thousand shares of its common stock at a cost of $69 million during the fourth quarter of fiscal 2025. For the full fiscal year 2025, the Company repurchased 1.5 million shares of its common stock at a cost of $419 million. At September 30, 2025, $927 million remained available under the existing share repurchase authorization.
Return on Invested Capital (ROIC) - ROIC was 14.6% for fiscal year 2025 compared to 15.2% for fiscal year 2024.

Definitions
Non-GAAP Measures - Organic sales, total segment operating earnings, total segment operating margin, Adjusted Income, Adjusted EPS, Adjusted Effective Tax Rate, free cash flow, free cash flow conversion, and ROIC are non-GAAP measures that are reconciled to GAAP measures in the attachments to this release.
Total ARR - Annual recurring revenue (ARR) is a key metric that enables measurement of progress in growing our recurring revenue business. It represents the annual contract value of all active recurring revenue contracts at any point in time. Recurring revenue is defined as a revenue stream that is contractual, typically for a period of 12 months or more, and has a high probability of renewal. The probability of renewal is based on historical renewal experience of the individual revenue streams, or management's best estimates if historical renewal experience is not available. Total ARR growth is calculated as the dollar change in ARR, adjusted to exclude the effects of currency, divided by ARR as of the prior period. The effects of currency translation are excluded by calculating Total ARR on a constant currency basis. Total ARR includes acquisitions even if there was no comparable ARR in the prior period. We believe that Total ARR provides useful information to investors because it reflects our recurring revenue performance period over period including the effect of acquisitions. Our measure of ARR may be different from measures used by other companies. Because ARR is based on annual contract value, it does not represent revenue recognized during a particular reporting period or revenue to be recognized in future reporting periods and is not intended to be a substitute for revenue, contract liabilities, or backlog.

Conference Call
A conference call to discuss our financial results will take place at 8:30 a.m. Eastern Time on Thursday, November 6, 2025. The call will be an audio webcast and accessible on the Rockwell Automation website (https://ir.rockwellautomation.com/investors/). Presentation materials will also be available on the website prior to the call.
Interested parties can access the conference by using the following numbers: (888) 330-2022 in the U.S. and Canada; (646) 960-0690 for other countries. Use the following passcode: 5499533. Please join 10 minutes prior to the start of the call.
Both the presentation materials and a replay of the call will be available on the Investor Relations section of the Rockwell Automation website through December 6, 2025.

This news release contains statements (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “believe”, “estimate”, “project”, “plan”, “expect”, “anticipate”, “will”, “intend”, and other similar expressions may identify forward-looking statements. Actual results may differ materially from those projected as a result of certain risks and uncertainties, many of which are beyond our control, including but not limited to:
•macroeconomic factors, including inflation, global and regional business conditions (including adverse impacts in certain markets, such as Oil & Gas), commodity prices, currency exchange rates, the cyclical nature of our customers’ capital spending, and sovereign debt concerns;
•laws, regulations, and governmental policies affecting our activities in the countries where we do business, including those related to trade policies, including tariffs, taxation, trade controls, cybersecurity, and climate change;
•the severity and duration of disruptions to our business due to natural disasters (including those as a result of climate change), pandemics, acts of war, strikes, terrorism, social unrest or other causes;
•the availability and price of components and materials;
•the availability, effectiveness, and security of our information technology systems;
•our ability to manage and mitigate the risk related to security vulnerabilities and breaches of our hardware and software products, solutions, and services;
•the successful execution of our cost productivity and margin expansion initiatives;
•our ability to attract, develop, and retain qualified employees;
•the successful integration and management of strategic transactions and achievement of the expected benefits of these transactions;
•the successful development of advanced technologies and demand for and market acceptance of new and existing hardware and software products;
•our ability to manage and mitigate the risks associated with our solutions and services businesses;
•competitive hardware and software products, solutions, and services, pricing pressures, and our ability to provide high quality products, solutions, and services;
•the availability and cost of capital;
•disruptions to our distribution channels or the failure of distributors to develop and maintain capabilities to sell our products;
•intellectual property infringement claims by others and the ability to protect our intellectual property;
•the uncertainty of claims by taxing authorities in the various jurisdictions where we do business;
•the uncertainties of litigation, including liabilities related to the safety and security of the hardware and software products, solutions, and services we sell;
•our ability to manage costs related to employee retirement and health care benefits; and
•other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission (SEC) filings.
Rockwell Automation, Inc. (NYSE: ROK), is a global leader in industrial automation and digital transformation. We connect the imaginations of people with the potential of technology to expand what is humanly possible, making the world more productive and more sustainable. Headquartered in Milwaukee, Wisconsin, Rockwell Automation employs approximately 26,000 problem solvers dedicated to our customers in more than 100 countries as of fiscal year end 2025. To learn more about how we are bringing Connected Enterprise to life across industrial enterprises, visit www.rockwellautomation.com.

ROCKWELL AUTOMATION, INC.
CONDENSED STATEMENT OF OPERATIONS INFORMATION
(in millions, except percentages)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2025	2024	2025	2024
Sales (a)	$2,316	$2,035	$8,342	$8,264
Cost of sales	(1,196)	(1,110)	(4,326)	(4,413)
Gross profit (b)	1,120	925	4,016	3,851
Selling, general and administrative expenses (c)	(471)	(485)	(1,914)	(2,001)
Engineering and development (d)	(191)	(155)	(679)	(658)
Change in fair value of investments	—	(1)	(3)	—
Other (expense) income	(134)	31	(123)	62
Goodwill and intangible asset impairment	(224)	—	(224)	—
Interest expense	(37)	(40)	(156)	(154)
Income before income taxes	63	275	917	1,100
Income tax provision	(33)	(36)	(168)	(152)
Net income	30	239	749	948
Net loss attributable to noncontrolling interests	(108)	(1)	(120)	(5)
Net income attributable to Rockwell Automation, Inc.	$138	$240	$869	$953

Gross profit as percent of sales (b/a)	48.4%	45.5%	48.1%	46.6%
SG&A as percent of sales (c/a)	20.3%	23.8%	22.9%	24.2%
E&D as percent of sales (d/a)	8.2%	7.6%	8.1%	8.0%

Note: Engineering and development was previously included in Cost of sales. All periods have been recast to conform with current year presentation.

ROCKWELL AUTOMATION, INC.
SALES AND EARNINGS INFORMATION
(in millions, except per share amounts and percentages)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2025	2024	2025	2024
Sales
Intelligent Devices (a)	$1,086	$946	$3,756	$3,804
Software & Control (b)	657	501	2,383	2,187
Lifecycle Services (c)	573	588	2,203	2,273
Total sales (d)	$2,316	$2,035	$8,342	$8,264
Segment operating earnings
Intelligent Devices (e)	$215	$196	$676	$700
Software & Control (f)	205	112	708	530
Lifecycle Services (g)	100	101	319	365
Total segment operating earnings (1) (h)	520	409	1,703	1,595
Purchase accounting depreciation and amortization, and impairment	(259)	(36)	(365)	(144)
Corporate and other (2)	(27)	(29)	(125)	(114)
Non-operating pension and postretirement benefit (cost) credit	(1)	5	(1)	20
Net legacy asbestos and environmental charges (2)	(141)	(9)	(154)	(21)
Change in fair value of investments	—	(1)	(3)	—
Restructuring charges	5	(27)	5	(97)
Interest expense, net	(34)	(37)	(143)	(139)
Income before income taxes (i)	63	275	917	1,100
Income tax provision	(33)	(36)	(168)	(152)
Net income	30	239	749	948
Net loss attributable to noncontrolling interests	(108)	(1)	(120)	(5)
Net income attributable to Rockwell Automation, Inc.	$138	$240	$869	$953

Diluted EPS	$1.23	$2.09	$7.67	$8.28

Adjusted EPS (3)	$3.34	$2.53	$10.53	$9.85

Average diluted shares for diluted EPS	113.0	113.7	113.1	114.5

Pre-tax margin (i/d)	2.7%	13.5%	11.0%	13.3%

Segment operating margin
Intelligent Devices (e/a)	19.8%	20.7%	18.0%	18.4%
Software & Control (f/b)	31.2%	22.4%	29.7%	24.2%
Lifecycle Services (g/c)	17.5%	17.2%	14.5%	16.1%
Total segment operating margin (1) (h/d)	22.5%	20.1%	20.4%	19.3%

(1) Total segment operating earnings and total segment operating margin are non-GAAP financial measures. We exclude purchase accounting depreciation and amortization, and impairment, corporate and other, non-operating pension and postretirement benefit (cost) credit, net legacy asbestos and environmental charges, change in fair value of investments, restructuring charges aligned with enterprise-wide strategic initiatives, and interest expense, net because we do not consider these items to be directly related to the operating performance of our segments. We believe total segment operating earnings and total segment operating margin are useful to investors as measures of operating performance. We use these measures to monitor and evaluate the profitability of our operating segments. Our measures of total segment operating earnings and total segment operating margin may be different from measures used by other companies.
(2) Legacy asbestos and environmental charges were previously included in Corporate and other. All periods have been recast to conform with current year presentation.
(3) Adjusted EPS is a non-GAAP earnings measure that excludes purchase accounting depreciation and amortization, and impairment attributable to Rockwell Automation, non-operating pension and postretirement benefit (cost) credit, net legacy asbestos and environmental charges, change in fair value of investments, and restructuring charges aligned with enterprise-wide strategic initiatives, including their respective tax effects and related valuation allowances. See "Other Supplemental Information - Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate" section for more information regarding non-operating pension and postretirement benefit (cost) credit and a reconciliation to GAAP measures.

ROCKWELL AUTOMATION, INC.
CONDENSED BALANCE SHEET INFORMATION
(in millions)

	September 30, 2025	September 30, 2024
Assets
Cash and cash equivalents	$468	$471
Receivables	1,931	1,802
Inventories	1,247	1,293
Property, net	797	777
Operating lease right-of-use assets	403	423
Goodwill and intangibles	4,703	5,059
Other assets	1,670	1,407
Total	$11,219	$11,232
Liabilities and Shareowners’ Equity
Short-term debt	$610	$1,078
Accounts payable	930	860
Long-term debt	2,614	2,561
Operating lease liabilities	329	356
Other liabilities	3,025	2,702
Shareowners’ equity attributable to Rockwell Automation, Inc.	3,654	3,498
Noncontrolling interests	57	177
Total	$11,219	$11,232

ROCKWELL AUTOMATION, INC.
CONDENSED CASH FLOW INFORMATION
(in millions)

	Twelve Months Ended September 30,
	2025	2024
Operating activities:
Net income	$749	$948
Depreciation and amortization	325	317
Change in fair value of investments	3	—
Retirement benefits expense	43	18
Pension contributions	(88)	(27)
Accounting method change for net legacy asbestos-related defense costs	91	—
Impairment of goodwill and intangible assets	224	—
Receivables/inventories/payables	(9)	246
Contract liabilities	39	(7)
Compensation and benefits	168	(255)
Income taxes	(168)	(305)
Other operating activities	167	(71)
Cash provided by operating activities	1,544	864
Investing activities:
Capital expenditures	(186)	(225)
Acquisition of businesses, net of cash acquired	—	(749)
Purchases of investments	(14)	(10)
Other investing activities	(16)	2
Cash used for investing activities	(216)	(982)
Financing activities:
Net (repayments) issuance of short-term debt	(134)	655
Issuance of debt, net of discount and issuance costs	527	19
Repayment of debt	(803)	—
Cash dividends	(591)	(571)
Purchases of treasury stock	(425)	(595)
Proceeds from the exercise of stock options	101	39
Other financing activities	(10)	(50)
Cash used for financing activities	(1,335)	(503)
Effect of exchange rate changes on cash	4	12
Decrease in cash and cash equivalents	$(3)	$(609)

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except percentages)
Organic Sales
We translate sales of subsidiaries operating outside of the United States using exchange rates effective during the respective period. Therefore, changes in currency exchange rates affect our reported sales. Sales by acquired businesses also affect our reported sales. We believe that organic sales, defined as sales excluding the effects of acquisitions and changes in currency exchange rates, which is a non-GAAP financial measure, provides useful information to investors because it reflects regional and operating segment performance from the activities of our businesses without the effect of acquisitions and changes in currency exchange rates. We use organic sales as one measure to monitor and evaluate our regional and operating segment performance. When we acquire businesses, we exclude sales in the current period for which there are no comparable sales in the prior period. We determine the effect of changes in currency exchange rates by translating the respective period’s sales using the same currency exchange rates that were in effect during the prior year. When we divest a business, we exclude sales in the prior period for which there are no comparable sales in the current period. Organic sales growth is calculated by comparing organic sales to reported sales in the prior year, excluding divestitures. We attribute sales to the geographic regions based on the country of destination.
The following is a reconciliation of reported sales to organic sales for the three and twelve months ended September 30, 2025, compared to sales for the three and twelve months ended September 30, 2024:

	Three Months Ended September 30,
	2025				2024
	Reported Sales	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales	Reported Sales
North America	$1,478	$—	$(1)	$1,479	$1,244
EMEA	406	—	22	384	361
Asia Pacific	280	—	(2)	282	267
Latin America	152	—	4	148	163
Total	$2,316	$—	$23	$2,293	$2,035

	Twelve Months Ended September 30,
	2025				2024
	Reported Sales	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales	Reported Sales
North America	$5,270	$2	$(12)	$5,280	$5,053
EMEA	1,488	—	29	1,459	1,504
Asia Pacific	1,024	—	(8)	1,032	1,073
Latin America	560	—	(38)	598	634
Total	$8,342	$2	$(29)	$8,369	$8,264
The following is a reconciliation of reported sales to organic sales for our operating segments for the three and twelve months ended September 30, 2025, compared to sales for the three and twelve months ended September 30, 2024:

	Three Months Ended September 30,
	2025				2024
	Reported Sales	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales	Reported Sales
Intelligent Devices	$1,086	$—	$11	$1,075	$946
Software & Control	657	—	5	652	501
Lifecycle Services	573	—	7	566	588
Total	$2,316	$—	$23	$2,293	$2,035

	Twelve Months Ended September 30,
	2025				2024
	Reported Sales	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales	Reported Sales
Intelligent Devices	$3,756	$—	$(16)	$3,772	$3,804
Software & Control	2,383	—	(9)	2,392	2,187
Lifecycle Services	2,203	2	(4)	2,205	2,273
Total	$8,342	$2	$(29)	$8,369	$8,264
The following is a reconciliation of reported sales growth to organic sales growth for the three and twelve months ended September 30, 2025, compared to sales for the three and twelve months ended September 30, 2024:

	Three Months Ended September 30, 2025
	Reported Sales Growth	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales Growth
North America	19%	—%	—%	19%
EMEA	12%	—%	6%	6%
Asia Pacific	5%	—%	(1)%	6%
Latin America	(7)%	—%	2%	(9)%
Total	14%	—%	1%	13%

	Twelve Months Ended September 30, 2025
	Reported Sales Growth	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales Growth
North America	4%	—%	—%	4%
EMEA	(1)%	—%	2%	(3)%
Asia Pacific	(5)%	—%	(1)%	(4)%
Latin America	(12)%	—%	(6)%	(6)%
Total	1%	—%	—%	1%
The following is a reconciliation of reported sales growth to organic sales growth for our operating segments for the three and twelve months ended September 30, 2025, compared to sales for the three and twelve months ended September 30, 2024:

	Three Months Ended September 30, 2025
	Reported Sales Growth	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales Growth
Intelligent Devices	15%	—%	1%	14%
Software & Control	31%	—%	1%	30%
Lifecycle Services	(3)%	—%	1%	(4)%
Total	14%	—%	1%	13%

	Twelve Months Ended September 30, 2025
	Reported Sales Growth	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales Growth
Intelligent Devices	(1)%	—%	—%	(1)%
Software & Control	9%	—%	—%	9%
Lifecycle Services	(3)%	—%	—%	(3)%
Total	1%	—%	—%	1%

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except per share amounts and percentages)

Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate

Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate are non-GAAP earnings measures that exclude non-operating pension and postretirement benefit cost (credit), purchase accounting depreciation and amortization, and impairment attributable to Rockwell Automation, net legacy asbestos and environmental charges, change in fair value of investments, and restructuring charges aligned with enterprise-wide strategic initiatives, including their respective tax effects and related valuation allowances.

In 2025, we updated the definition of our non-GAAP earnings measures to exclude net legacy asbestos and environmental charges. We believe the change to our definition provides a more useful presentation of our operating performance to investors as the charges are not reflective of our core operational performance and relate to products sold many years ago including products from divested businesses and environmental matters at previously owned properties. All previously reported amounts within this report have been recast to conform to this new definition. In the fourth quarter of 2025, we elected to change our method of accounting for net legacy asbestos-related defense costs from expensing as incurred to accruing for all future defense costs and a related receivable for insurance recoveries for both known and unknown claims, similar to how we account for indemnity costs.

Purchase accounting depreciation and amortization, and impairment attributable to Rockwell Automation includes a non-cash accounting charge related to goodwill and intangible asset impairment for the year ended September 30, 2025, for the Sensia joint venture. The tax effect of the purchase accounting depreciation and amortization, and impairment attributable to Rockwell Automation includes the tax effects on the Sensia joint venture impairment and related Sensia tax asset valuation allowances. We recognized restructuring charges in conjunction with an enterprise-wide comprehensive program to optimize cost structure and expand margins in the year ended September 30, 2024. Non-operating pension and postretirement benefit cost (credit) is defined as all components of our net periodic pension and postretirement benefit cost except for service cost.

We believe that Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate provide useful information to our investors about our operating performance and allow management and investors to compare our operating performance period over period. Adjusted EPS is also used as a financial measure of performance for our annual incentive compensation. Our measures of Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate may be different from measures used by other companies. These non-GAAP measures should not be considered a substitute for Net income attributable to Rockwell Automation, diluted EPS, and effective tax rate.

The following are the components of operating and non-operating pension and postretirement benefit cost (credit) for the three and twelve months ended September 30, 2025 and 2024 (in millions):

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2025	2024	2025	2024
Service cost	$11	$10	$42	$38
Operating pension and postretirement benefit cost	11	10	42	38

Interest cost	35	38	138	150
Expected return on plan assets	(42)	(43)	(167)	(170)
Amortization of net actuarial loss (gain)	7	—	29	—
Settlement charges	1	—	1	—
Non-operating pension and postretirement benefit cost (credit)	1	(5)	1	(20)

Net periodic pension and postretirement benefit cost	$12	$5	$43	$18
The components of net periodic pension and postretirement benefit cost other than the service cost component are included in Other (expense) income in the Condensed Statement of Operations.

The following are reconciliations of Net income attributable to Rockwell Automation, diluted EPS, and effective tax rate to Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate, respectively:

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2025	2024	2025	2024
Net income attributable to Rockwell Automation	$138	$240	$869	$953
Non-operating pension and postretirement benefit cost (credit)	1	(5)	1	(20)
Tax effect of non-operating pension and postretirement benefit cost (credit)	—	1	(1)	4
Purchase accounting depreciation and amortization, and impairment attributable to Rockwell Automation (1)	151	33	249	133
Tax effect of purchase accounting depreciation and amortization, and impairment attributable to Rockwell Automation (1)	(16)	(8)	(38)	(25)
Net legacy asbestos and environmental charges (2)	141	9	154	21
Tax effect of net legacy asbestos and environmental charges (2)	(34)	(2)	(37)	(5)
Change in fair value of investments	—	1	3	—
Tax effect of change in fair value of investments	—	—	(1)	—
Restructuring charges	(5)	27	(5)	97
Tax effect of restructuring charges	1	(7)	1	(25)
Adjusted Income (2)	$377	$289	$1,195	$1,133

Diluted EPS	$1.23	$2.09	$7.67	$8.28
Non-operating pension and postretirement benefit cost (credit)	0.01	(0.04)	0.01	(0.17)
Tax effect of non-operating pension and postretirement benefit cost (credit)	—	0.01	(0.01)	0.03
Purchase accounting depreciation and amortization, and impairment attributable to Rockwell Automation	1.34	0.29	2.20	1.16
Tax effect of purchase accounting depreciation and amortization, and impairment attributable to Rockwell Automation	(0.14)	(0.07)	(0.34)	(0.22)
Net legacy asbestos and environmental charges	1.24	0.08	1.36	0.18
Tax effect of net legacy asbestos and environmental charges	(0.30)	(0.02)	(0.33)	(0.04)
Change in fair value of investments	—	0.01	0.02	—
Tax effect of change in fair value of investments	—	—	(0.01)	(0.01)
Restructuring charges	(0.05)	0.24	(0.05)	0.85
Tax effect of restructuring charges	0.01	(0.06)	0.01	(0.21)
Adjusted EPS	$3.34	$2.53	$10.53	$9.85

Effective tax rate	52.4%	13.1%	18.3%	13.8%
Tax effect of non-operating pension and postretirement benefit cost (credit)	(0.8)%	(0.2)%	0.1%	(0.1)%
Tax effect of purchase accounting depreciation and amortization, and impairment attributable to Rockwell Automation	(39.8)%	0.9%	(2.5)%	0.4%
Tax effect of net legacy asbestos and environmental charges	3.4%	0.4%	1.1%	0.2%
Tax effect of change in fair value of investments	—%	0.1%	0.1%	0.1%
Tax effect of restructuring charges	2.6%	1.0%	—%	0.9%
Adjusted Effective Tax Rate	17.8%	15.3%	17.1%	15.3%

(1) The three and twelve months ended September 30, 2025, includes $110 million net expense from a $224 million goodwill and intangible asset non-cash impairment charge included in Income before income taxes, ($7) million tax effect including related valuation allowances recorded in the Income tax provision, and ($107) million Net loss attributable to noncontrolling interests.
(2) Fiscal year 2024 and fiscal year 2025 have been recast to conform with current year presentation.

Fiscal 2026 Guidance

Fiscal 2026 Guidance
Diluted EPS	$10.40 - $11.40
Non-operating pension and postretirement benefit cost	(0.12)
Tax effect of non-operating pension and postretirement benefit cost	0.03
Purchase accounting depreciation and amortization, and impairment attributable to Rockwell Automation	1.09
Tax effect of purchase accounting depreciation and amortization, and impairment attributable to Rockwell Automation	(0.23)
Net legacy asbestos and environmental charges	0.04
Tax effect of net legacy asbestos and environmental charges	(0.01)
Adjusted EPS (1)	$11.20 - $12.20

Effective tax rate	~ 20%
Tax effect of non-operating pension and postretirement benefit cost	~ —%
Tax effect of purchase accounting depreciation and amortization, and impairment attributable to Rockwell Automation	~ —%
Tax effect of net legacy asbestos and environmental charges	~ —%
Adjusted effective tax rate	~ 20%

(1) Fiscal 2026 guidance based on Adjusted Income attributable to Rockwell, which includes an adjustment for SLB's non-controlling interest in Sensia.

Note: Guidance as of November 6, 2025; does not include the anticipated impact of the dissolution of the Sensia joint venture.

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except percentages)
Free Cash Flow
Our definition of free cash flow, which is a non-GAAP financial measure, takes into consideration capital investments required to maintain the operations of our businesses and execute our strategy. In our opinion, free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends, and share repurchases. We use free cash flow, as defined, as one measure to monitor and evaluate our performance, including as a financial measure for our annual incentive compensation. Our definition of free cash flow may be different from definitions used by other companies.
The following table summarizes free cash flow by quarter:

	Quarter Ended
	Dec. 31, 2023	Mar. 31, 2024	Jun. 30, 2024	Sep. 30, 2024	Dec. 31, 2024	Mar. 31, 2025	Jun. 30, 2025	Sep. 30, 2025 (1)
Cash provided by operating activities	$33	$120	$279	$432	$364	$199	$527	$454
Capital expenditures	(68)	(51)	(41)	(65)	(71)	(28)	(38)	(49)
Free cash flow	$(35)	$69	$238	$367	$293	$171	$489	$405

(1) Includes a $70 million voluntary contribution to the U.S. pension plan.
Free cash flow conversion (free cash flow as a percentage of Adjusted Income) is a non-GAAP financial measure, which reflects our ability to generate cash from the operations of our business while considering the capital investments required to maintain operations and execute our strategy as a ratio of our operating performance. We believe free cash flow conversion provides useful information to investors about our ability to convert operating performance into cash generation. Our measure of free cash flow conversion may be different from measures used by other companies.

The table below provides the calculation of free cash flow and free cash flow conversion for fiscal years 2025 and 2024:

	Year Ended
	Sep. 30, 2025	Sep. 30, 2024
Cash provided by operating activities	$1,544	$864
Capital expenditures	(186)	(225)
Free cash flow (a)	1,358	639
Adjusted Income (b)	1,195	1,133
Free cash flow conversion (a/b)	114%	56%

Return On Invested Capital
Our press release contains information regarding ROIC, which is a non-GAAP financial measure. We believe that ROIC is useful to investors as a measure of performance and of the effectiveness of the use of capital in our operations. We use ROIC as one measure to monitor and evaluate our performance. Our measure of ROIC may be different from that used by other companies. We define ROIC as the percentage resulting from the following calculation:
(a) Net income, before Interest expense, Income tax provision, and Purchase accounting depreciation and amortization, and impairment, divided by;
(b) average invested capital for the year, calculated as a five quarter rolling average using the sum of Short-term debt, Long-term debt, Shareowners’ equity, and Accumulated amortization of goodwill and other intangible assets, minus Cash and cash equivalents, Short-term investments, and Long-term investments (fixed income securities), multiplied by;
(c) one minus the Effective tax rate for the period.
ROIC is calculated as follows (in millions, except percentages):

	Twelve Months Ended
	September 30,
	2025	2024
(a) Return
Net income	$749	$948
Interest expense	156	154
Income tax provision	168	152
Purchase accounting depreciation and amortization, and impairment	365	144
Return	$1,438	$1,398
(b) Average invested capital
Short-term debt	$940	$779
Long-term debt	2,585	2,686
Shareowners’ equity	3,601	3,686
Accumulated amortization of goodwill and intangibles	1,370	1,360
Cash and cash equivalents	(471)	(572)
Short-term and long-term investments	(2)	—
Average invested capital	$8,023	$7,939
(c) Effective tax rate
Income tax provision	$168	$152
Income before income taxes	917	1,100
Effective tax rate	18.3%	13.8%
(a) / (b) * (1-c) Return On Invested Capital	14.6%	15.2%

Engineering and Development: Recast of Historical Periods
Effective in the fourth quarter of fiscal 2025, Engineering and development costs, previously included in cost of sales, are being reported as a separate line item in the statement of operations. All periods have been recast to reflect this change.
ROCKWELL AUTOMATION, INC.
CONDENSED STATEMENT OF OPERATIONS INFORMATION
(in millions, except percentages)

	2025					2024					2023
	Q1	Q2	Q3	Q4	Full Year	Q1	Q2	Q3	Q4	Full Year	Full Year
Sales	$1,881	$2,001	$2,144	$2,316	$8,342	$2,052	$2,126	$2,051	$2,035	$8,264	$9,058
Cost of Sales	(1,003)	(1,029)	(1,098)	(1,196)	(4,326)	(1,087)	(1,124)	(1,092)	(1,110)	(4,413)	(4,635)
Gross Profit	878	972	1,046	1,120	4,016	965	1,002	959	925	3,851	4,423
Gross Profit % of Sales	46.7%	48.6%	48.8%	48.4%	48.1%	47.0%	47.1%	46.8%	45.5%	46.6%	48.8%
Selling, general and administrative expenses	(476)	(469)	(498)	(471)	(1,914)	(514)	(501)	(501)	(485)	(2,001)	(2,024)
Engineering and development	(156)	(162)	(170)	(191)	(679)	(170)	(169)	(164)	(155)	(658)	(706)
Change in fair value of investments	—	(3)	—	—	(3)	3	3	(5)	(1)	—	279
Other income (expense)	6	—	5	(134)	(123)	9	15	7	31	62	(71)
Goodwill and intangible asset impairment	—	—	—	(224)	(224)	—	—	—	—	—	(158)
Interest expense	(39)	(39)	(41)	(37)	(156)	(33)	(40)	(41)	(40)	(154)	(135)
Income before income taxes	213	299	342	63	917	260	310	255	275	1,100	1,608
Income tax provision	(35)	(51)	(49)	(33)	(168)	(47)	(45)	(24)	(36)	(152)	(330)
Net income	178	248	293	30	749	213	265	231	239	948	1,278
Net loss attributable to noncontrolling interests	(6)	(4)	(2)	(108)	(120)	(2)	(1)	(1)	(1)	(5)	(109)
Net income attributable to Rockwell Automation, Inc.	$184	$252	$295	$138	$869	$215	$266	$232	$240	$953	$1,387

Adj. Income and Adj. EPS Definition Changes: Recast of Historical Periods
Effective in the fourth quarter of fiscal 2025, Rockwell is changing its definition of Adjusted Income and Adjusted EPS to exclude the impact of legacy asbestos and environmental charges. Previously these amounts were included in Corporate and other. All periods have been recast to reflect this change.
The following are reconciliations of Net income attributable to Rockwell Automation and diluted EPS to Adjusted Income and Adjusted EPS, respectively:

	2025							2024					2023
	Q1	Q2	Q3	Q4		Full Year		Q1	Q2	Q3	Q4	Full Year	Full Year
Net income attributable to Rockwell Automation	$184	$252	$295	$138		$869		$215	$266	$232	$240	$953	1,387
Non-operating pension and postretirement benefit cost (credit)	—	—	—	1		1		(5)	(5)	(4)	(5)	(20)	83
Tax effect of non-operating pension and postretirement benefit cost (credit)	—	—	(1)	—		(1)		1	1	1	1	4	(21)
Purchase accounting depreciation and amortization, and impairment attributable to Rockwell Automation	33	32	33	151		249		33	34	33	33	133	178
Tax effect of purchase accounting depreciation and amortization, and impairment attributable to Rockwell Automation	(8)	(7)	(7)	(16)		(38)		(6)	(5)	(6)	(8)	(25)	(9)
Net legacy asbestos and environmental charges	3	6	4	141	(1)	154	(2)	5	3	4	9	21	18
Tax effect of net legacy asbestos and environmental charges	(1)	(1)	(1)	(34)		(37)		(1)	(1)	(1)	(2)	(5)	(4)
Change in fair value of investments	—	3	—	—		3		(3)	(3)	5	1	—	(279)
Tax effect of change in fair value of investments	—	(1)	—	—		(1)		1	—	(2)	—	—	68
Restructuring charges	—	—	—	(5)		(5)		—	—	70	27	97	—
Tax effects of restructuring charges	—	—	—	1		1		—	—	(18)	(7)	(25)	—
Adjusted Income	$211	$284	$323	$377		$1,195		$240	$290	$314	$289	$1,133	$1,421

Diluted EPS	$1.61	$2.22	$2.60	$1.23		$7.67		$1.86	$2.31	$2.02	$2.09	$8.28	$11.95
Non-operating pension and postretirement benefit cost (credit), net of tax	—	—	(0.01)	0.01		—		(0.03)	(0.03)	(0.03)	(0.03)	(0.14)	0.54
Purchase accounting depreciation and amortization, and impairment attributable to Rockwell Automation, net of tax	0.22	0.21	0.23	1.20		1.86		0.23	0.24	0.23	0.22	0.94	1.46
Net legacy asbestos and environmental charges, net of tax	0.02	0.05	0.03	0.94	(1)	1.03	(2)	0.03	0.02	0.03	0.06	0.14	0.13
Change in fair value of investments, net of tax	—	0.02	—	—		0.01		(0.02)	(0.02)	0.03	0.01	(0.01)	(1.83)
Restructuring charges, net of tax	—	—	—	(0.04)		(0.04)		—	—	0.46	0.18	0.64	—
Adjusted EPS	$1.85	$2.50	$2.85	$3.34		$10.53		$2.07	$2.52	$2.74	$2.53	$9.85	$12.25

(1) Fourth quarter fiscal 2025 includes an accrual increase of $136 million ($0.91 per share) and $5 million of charges ($0.03 per share).
(2) Full year fiscal 2025 includes an accrual increase of $136 million ($0.91 per share) and $18 million of charges ($0.12 per share).